Exhibit 99.1

Bellerophon Provides Clinical Program Update and Reports First Quarter 2021 Financial Results

WARREN, N.J., May 11, 2021 – Bellerophon Therapeutics, Inc. (Nasdaq: BLPH) (“Bellerophon” or the “Company”), a clinical-stage biotherapeutics company focused on developing treatments for cardiopulmonary diseases, today provided a clinical program update and reported financial results for the first quarter ended March 31, 2021.

“Bellerophon remains focused on advancing its INOpulse® inhaled nitric oxide therapy in multiple high-value areas of unmet need as expeditiously as possible,” said Fabian Tenenbaum, Chief Executive Officer of Bellerophon. “Enrollment in our ongoing pivotal Phase 3 REBUILD study for fibrotic interstitial lung disease, or fILD, patients at risk of associated pulmonary hypertension continues to advance. We also anticipate top-line results from our Phase 2 dose escalation study of INOpulse in sarcoidosis, or PH-Sarc, later this year. Our ongoing clinical development programs continue to be driven by a strong balance sheet.”

Clinical Program Highlights:

fILD

●	REBUILD Phase 3 Study: In December 2020, Bellerophon announced that the first patient had been enrolled in its Phase 3 REBUILD registrational study of INOpulse for the treatment of fILD. The REBUILD study plans to enroll 300 fILD patients who will be treated with either INOpulse at a dose of iNO45 or placebo. The primary endpoint is change in moderate to vigorous physical activity (MVPA). If approved, INOpulse would become the first therapy to treat a broad fILD population that includes patients at low-, intermediate- and high-risk of pulmonary hypertension.

The Phase 3 program builds on positive top-line results from the Company’s previously reported Phase 2 studies for INOpulse for the treatment of fILD. Acute treatment with INOpulse showed benefit in multiple cardiopulmonary parameters, including pulmonary vascular resistance, which improved by 21%, and mean pulmonary arterial pressure, which improved by 12%. Chronic treatment with INOpulse at a dose of iNO45 assessed over four months showed an average improvement in MVPA of 20% as compared to placebo. The improvements in MVPA were supported by benefits in overall activity, as well as two patient reported questionnaires, the University of California, San Diego Shortness of Breath Questionnaire and the St. George’s Respiratory Questionnaire.

Pulmonary Hypertension-Sarcoidosis (PH-Sarc)

●	Phase 2 Clinical Study: Bellerophon is continuing enrollment in a Phase 2 dose escalation study in PH-Sarc and anticipates the availability of top-line data during 2021. The safety and efficacy study is assessing the acute hemodynamic benefit of INOpulse via right heart catheterization. PH-Sarc is an unmet medical need with no approved therapies, and a median survival of approximately five years after diagnosis.

Corporate Update:

●	In March 2021, the Company presented at the H.C. Wainwright Global Life Sciences Conference.

First Quarter Ended March 31, 2021 Financial Results:

For the first quarter ended March 31, 2021, the Company reported a net loss of $5.5 million, or $(0.58) per share, compared to a net loss of $5.0 million, or $(1.08) per share, in the first quarter ended March 31, 2020.

Net loss for the three months ended March 31, 2021 included income of $0.4 million due to a change in fair value of the Company’s common stock warrant liability, as compared to an expense of $0.9 million in the first quarter of 2020.

Research and development expenses for the first quarter ended March 31, 2021 were $3.6 million, compared to $2.2 million in the first quarter of 2020. The increase was primarily due to costs related to the Phase 3 fILD and COVID-19 trials.

General and administrative expenses for the first quarter ended March 31, 2021 were $2.3 million, compared to $1.9 million in the first quarter of 2020. The increase was primarily due to intellectual property, consulting, and labor costs, partially offset by a decrease in stock-based compensation costs.

Balance Sheet
As of March 31, 2021, the Company had cash and cash equivalents of $39.7 million, compared to cash and cash equivalents of $47.6 million at December 31, 2020.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing multiple product candidates under its INOpulse® program, a proprietary pulsatile nitric oxide delivery system. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks and uncertainties relating to INOpulse®, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At LifeSci Advisors:
Brian Ritchie
(212) 915-2578
britchie@lifesciadvisors.com

Bellerophon Therapeutics, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$39,671	$47,557
Restricted cash	103	103
Prepaid expenses and other current assets	446	420
Total current assets	40,220	48,080
Restricted cash, non-current	300	300
Right of use assets, net	1,347	1,504
Property and equipment, net	140	169
Other non-current assets	186	186
Total assets	$42,193	$50,239
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,808	$3,725
Accrued research and development	1,818	3,699
Accrued expenses	1,745	2,305
Current portion of operating lease liabilities	716	704
Total current liabilities	8,087	10,433
Long term operating lease liabilities	773	956
Common stock warrant liability	204	601
Total liabilities	9,064	11,990

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share; 200,000,000 shares authorized and 9,506,419 and 9,491,111 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	95	95
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized, zero shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	252,986	252,645
Accumulated deficit	(219,952)	(214,491)
Total stockholders' equity	33,129	38,249
Total liabilities and stockholders' equity	$42,193	$50,239

Bellerophon Therapeutics, Inc.

Consolidated Statement of Operations

(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2021	2020
Operating expenses:
Research and development	$3,584	$11,032
General and administrative	2,275	6,441
Total operating expenses	5,859	17,473
Loss from operations	(5,859)	(17,473)
Change in fair value of common stock warrant liability	397	2,682
Warrant amendment charge	—	(674)
Interest and other income, net	1	397
Pre-tax loss	(5,461)	(15,068)
Income tax benefit	—	1,801
Net loss	$(5,461)	$(13,267)
Weighted average shares outstanding:
Basic	9,491,281	4,503,375
Diluted	9,491,281	4,503,375
Net loss per share:
Basic	$(0.58)	$(2.95)
Diluted	$(0.58)	$(2.95)